EXHIBIT 99.4


                         COMMERCIAL FEDERAL CORPORATION
                      2002 STOCK OPTION AND INCENTIVE PLAN

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                       Stock Appreciation Rights Agreement
                         Not In Tandem with Stock Option
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     On the date of  grant  specified  below,  the  Stock  Option  Committee  of
Commercial Federal Corporation (the "Company") hereby grants to _______________ (the "Optionee") a total of _______ Stock Appreciation Rights (SARs), subject to the terms and conditions set forth in the Commercial Federal Corporation 2002 Stock Option and Incentive Plan (the "Plan") (a copy of which is available to
the  Optionee  upon  request).   The  terms  and  conditions  of  the  Plan  are
incorporated herein by reference.

     (a) The exercise price is $________ per each share, such price being 100% of the fair market value, as determined by the Committee, of the Common Stock on the date of grant of this option.

     (b) The SAR shall be exercisable to the extent permitted in the Plan.

     (c) The SAR shall be accepted for surrender by the Optionee in consideration for the payment by the Company of an amount equal to the excess of the fair market value on the date of exercise of the shares of Common Stock subject to such SAR over the exercise price specified in paragraph (a) hereof.

     (d) Payment hereunder shall be made in shares of Common Stock owned for more than six months or in cash as provided in the Plan.

     (e) The SAR is nontransferable, except in accordance with Section 13 of the Plan.

     (f) The SAR may be exercised only in accordance with Sections 8 and 0 of the Plan, and only when there is a positive spread, i.e., when the market price of the Common Stock subject to the SAR exceeds the exercise price of the SAR.

     (g) In the event of any inconsistency or conflict between this Agreement and the Plan, the Plan shall be controlling and supercede any conflicting or inconsistent provision of the Agreement.



                                        COMMERCIAL FEDERAL CORPORATION
                                        2002 STOCK OPTION AND INCENTIVE PLAN
                                        COMMITTEE



                                        By:_____________________________________


Date of Grant:                          ATTEST:

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